EXHIBIT 3(i).5

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 EQUITY AU, INC.



Pursuant to the provisions of the Delaware  General  Corporation Law, Equity AU,
Inc.,  adopts  the  following   Certificate  Amendment  to  its  Certificate  of
Incorporation:

     FIRST: The name of the Corporation is Equity AU, Inc.

     SECOND: The following amendment to the Certificate of Incorporation of the Corporation was adopted by resolution provided by the shareholders on the 30th day of September, 1991, in the manner prescribed by the Delaware General Corporation Law:

     Article 4 of the Certificate of Incorporation, as amended, of EQUITY AU, INC., is hereby repealed and amended by substitution of the following Article 4:


                                    ARTICLE 4

The aggregate number of common shares which the Corporation shall have authority to issue is Ninety Nine Million Nine Hundred Thousand (99,900,000) common shares, of a par value of $.001 each.

The aggregate number of preferred shares which the Corporation shall have authority to issue is to issue is Two Million (2,000000) shares of non-voting preferred shares, of a par value of $1.00 each.


     THIRD: The date of adoption of the amendment by the shareholders was September 30, 1991. The date of adoption of the amendment by the Board of Directors was June 6, 1991.

     FOURTH: The number of shares voted for the amendment by the holders of the outstanding shares of common stock was sufficient for the approval of the amendment.

     FIFTH: The manner in which any exchange, reclassification or cancellation of issued shares provided for in the amendments shall be effected as follows:
None.

     SIXTH : The manner in which such amendments effects a change in the amount of stated capital and the amount of stated capital changed by such amendments is as follows: The amount of stated capital is being increased from $99,900 (99,900 x $0.001) to $2,099,900 [(99,900,000 x $0.001)+(2,000,000 x $1.00)].





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IN WITNESS WHEREOF the  Corporation has caused this  Certificate of Amendment to the Certificate of Incorporation to be executed this 30th day of September, 1991.

                                     EQUITY AU, INC.
                                     a Delaware Corporation



                                     By:  /s/ William Allison
                                        ----------------------------
                                         William Allison
                                         Secretary

ATTEST:

 /s/ Kingman L. Hitz
-------------------------
Kingman L. Hitz


THE STATE OF TEXAS                  )
                                    )
COUNTY OF COLLIN                    )


     BEFORE ME, the undersigned authority, a Notary Public in and for the State of Kentucky, on this day personally appeared William Allison, Secretary of EQUITY AU, INC., a Delaware corporation, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same as a duly authorized officer of such corporation, and as the act and deed of such corporation, for the purposes and consideration therein expressed, and in the capacity therein expressed, and in the capacity therein stated.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 30th day of September, 1991.



                                        /s/ Bill Cook
                                        ----------------------------
                                        Notary Public, State of Texas

My Commission Expires:
                                       Bill Cook
                                        ----------------------------
 5/20/93                               (Printed/Typed Name of Notary)
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